Exhibit 99.1

Exascale Labs Inc. to Combine with D. Boral ARC Acquisition I Corp. to Become Publicly Listed Company

Transaction positions Exascale Labs as a publicly listed provider of high-performance, secure, and scalable AI compute infrastructure for enterprise customers.

Exascale Labs Inc. Highlights:

●	Consistent monthly revenue growth and qualified contract pipeline exceeding $300 million in recurring revenue

●	Blue-chip customer base, including MIT, Hankuk University of Foreign Studies, Lepton.ai (acquired by NVIDIA), Nebula Block, Near Protocol, FlowGPT, and Colossyan

●	Recently executed $50+ million, three-year MOU with AI Nova and announced strategic partnership with Quantum eMotion to develop quantum-secured AI compute infrastructure

●	Multiple funding rounds of leading venture growth investors including HackVC, Portal Ventures, Taisu Ventures, Bloccelerate, Stanford Blockchain Builders Fund, and other institutional investors

New York, New York, January 12, 2026 – Exascale Labs Inc. (“Exascale” or the “Company”), a next-generation AI compute infrastructure platform, and D. Boral ARC Acquisition I Corp. (“BCAR”), a special purpose acquisition company, today announced that they have entered into a definitive business combination agreement.

Following the completion of the proposed business combination, the combined company is expected to list on Nasdaq.

Exascale designs, deploys, and operates high-performance AI compute infrastructure optimized for large-scale model training, inference, and enterprise workloads. The Company provides dedicated, scalable GPU compute and AI-ready data center solutions to a diversified customer base spanning academic institutions, enterprise AI developers, and AI-native platforms.

Exascale has demonstrated consistent monthly revenue growth supported by long-term, recurring customer engagements, and has built a qualified pipeline exceeding $300 million, reflecting increased demand for reliable, high-performance AI compute capacity.

Exascale’s business model is driven by an increasingly diversified base of long-dated, contracted infrastructure engagements across enterprise, academia, AI-native customers, developers, and decentralized AI protocols. These engagements typically involve dedicated compute capacity deployed over multi-year periods, providing visibility into future revenue and infrastructure utilization.

Exascale leverages proprietary technology and global infrastructure to meet the growing demand for AI compute infrastructure, driven by the rapid adoption of generative AI and the increasing computational intensity of AI workloads. According to MarketsandMarkets, the global Artificial Intelligence Infrastructure Market was valued at approximately $135.81 billion in 2024 and is projected to grow from approximately $182.07 billion in 2025 to approximately $394.46 billion by 2030, driven by demand for large-scale GPU clusters to support the training and deployment of advanced AI models.

Exascale is led by Chief Executive Officer Hoansoo Lee and supported by a seasoned management team with senior-level experience at Microsoft, AWS, Dell, HPE, and other leading technology companies. The Company has received support across multiple funding rounds from leading venture capital firms, accelerators, and innovation platforms including Hack VC, Portal Ventures, Taisu Ventures, Bloccelerate, Stanford Blockchain Builders Fund, Google Cloud Startups, Harvard Innovation Labs, Berkeley Xcelerator, and the Stanford Blockchain Accelerator.

Hoansoo Lee, Chief Executive Officer of Exascale, commented “This milestone is a testament to Exascale’s vision of making advanced AI computing power accessible on a global scale. By partnering with BCAR to become a public company, we expect to accelerate our growth plans, invest further in our cutting-edge technology, and expand our services to meet the unprecedented demand for AI infrastructure. We believe this transaction will position us to create long-term value for our customers and shareholders as we execute on our strategy.”

John Darwin, Chief Financial Officer of BCAR, stated “Our goal with BCAR was to identify a high-quality, rapidly growing company with strong business fundamentals, supported by a visionary and experienced management team. Hoansoo and his team have built Exascale into a next-generation AI infrastructure solution and have set themselves apart in the industry by engaging blue-chip customers and multi-year contracts with an impressive backlog. We believe Exascale is uniquely positioned for continued value creation in the growing AI adjacent landscape, and we are excited to partner with them to bring this business to the public markets and support their long-term vision.”

Transaction Details:

The proposed business combination gives Exascale approximately $500 million in pre-transaction equity value.

Exascale’ s existing shareholders will roll over 100% of the equity and retain a majority of the combined company’s outstanding shares and Exascale will designate the director nominees for the combined company’s board.

The proposed business combination includes a minimum cash condition of $5,000,000 in any combination of cash, cash in BCAR’s trust account, a private investment in public equity, an equity line of credit, or third-party financing.

The proposed business combination has been approved by the boards of directors of Exascale and BCAR, and its closing is expected to be in the second quarter of 2026, subject to shareholders’ approval and the satisfaction of customary closing conditions.

Additional information about the proposed business combination, including a copy of the business combination agreement and investor presentation, will be provided in one or more Current Reports on Form 8-K to be filed by BCAR with the U.S. Securities and Exchange Commission (“SEC”).

About Exascale Labs Inc.

Exascale is a GPU cloud–infrastructure provider focused on building next-generation AI compute platforms. Exascale designs, deploys, and operates end-to-end systems spanning modular data centers, direct-to-chip liquid-cooling infrastructure, NDR/HDR InfiniBand networking, rack-scale integration, GPU procurement and leasing, and full-stack orchestration. Exascale’s proprietary control plane provides real-time resource scheduling, AI-assisted telemetry and monitoring, predictive maintenance, and policy-based workload placement. To learn more, visit https://www.exascalelabs.ai.

About D. Boral ARC Acquisition I Corp.

BCAR is a special purpose acquisition company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While BCAR may pursue an acquisition opportunity in any business, industry, sector or geographical location, BCAR intends to identify and acquire a business where BCAR believes its management teams’ and affiliates’ expertise will provide a competitive advantage, including the technology, healthcare, and logistics industries.

Forward Looking Statement

This press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, statements regarding the proposed business combination, including the expected structure and timing of the transaction, the anticipated benefits and synergies of the merger, Exascale’s future growth plans, market opportunity and demand for Exascale’s services, the projected growth rate of the global Artificial Intelligence Infrastructure Market, and the expected listing of the combined company’s shares on Nasdaq. These statements are based on the current expectations of Exascale and BCAR’s management and are not predictions of actual performance. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied in this press release, including, for example, changes in general economic conditions, the outcome of regulatory reviews, the rate of adoption of AI technologies requiring high-performance computing, and the risk that the transaction may not be completed in a timely manner or at all. Additional risks and uncertainties that could affect the combined company and the business combination are included under the captions “Risk Factors” and “Forward-Looking Statements” in BCAR’s filings with the SEC, including the Form S-4 registration statement that will be filed in connection with the proposed transaction. Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such statements will be achieved. Except as required by law, neither Exascale nor BCAR undertakes any duty to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Additional Information

In connection with the proposed business combination, BCAR (and/or a newly formed holding company) is expected to file relevant materials with the SEC, including a registration statement on Form S-4, which will include a proxy statement/prospectus to be mailed to BCAR’s shareholders regarding the proposed transaction. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS OF BCAR AND EXASCALE ARE URGED TO READ THE PROXY/PROSPECTUS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ALL OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, as they will contain important information about Exascale, BCAR, and the proposed business combination. Investors will be able to obtain free copies of these documents (when available) and other documents filed with the SEC by BCAR through the SEC’s website at www.sec.gov.

Participants in the Solicitation

BCAR and its directors and executive officers may be deemed participants in the solicitation of proxies from its shareholders with respect to the proposed business combination. A list of the names of those directors and executive officers and a description of their interests in BCAR will be included in the proxy statement/prospectus for the proposed business combination when available at www.sec.gov.

Exascale and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of Exascale in connection with the proposed business combination. A list of the names of such directors and executive officers and information regarding their interests in the proposed business combination will be included in the proxy statement/prospectus for the proposed business combination.

No Offer or Solicitation

This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction where such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of that jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption from such requirements.

For more information, please contact:

Exascale Labs Inc.

Email: contact@exascalelabs.ai

D. Boral Arc Acquisition I Corp.

Email: dbccapitalmarkets@dboralcapital.com

Telephone: +1 (212) 970-5150

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